Exhibit 99.1

QUARTER ENDED SEPTEMBER 30, 2015 Third Quarter and As of November 19, 2015 Subsequent Events Overview SUMMARY Primary focus is the disposition of the remaining investment portfolio assets Central Europe JV expects to dispose of remaining assets over the next 12 months Goal is full liquidation of Behringer Harvard Opportunity REIT I, Inc. within the next 12 to 18 months Anticipate final distribution amount to be less than the 2014 estimated per-share value Frisco Square in Frisco, Texas Marketing All Investment Properties for Sale We are continuing to market for sale all eight of the Company’s remaining investments; however, we are facing some challenges. Buyer interest in the two Houston office buildings—Northpoint Central and Northborough Tower—has diminished due to the weak energy sector and oversupply of office space in their submarket. The Las Colinas Commons office building in the Dallas-area is no longer under contract for sale after the prospective buyer and a significant tenant were unable to reach agreement on future lease-related matters. We initially anticipated that the considerable development activity in the North Dallas suburbs would benefit our Frisco Square mixed-use project, of which approximately one-third is undeveloped land. However, in marketing Frisco Square, we are finding that prospective buyers are unwilling to pay full-value for the land component due to the rapid development occurring in the surrounding area and the potentially longer holding period required for them to achieve their target returns. We are fine-tuning our marketing strategy for Frisco Square to facilitate a sale. We anticipate selling our Ablon at Frisco Square multifamily project in a separate transaction once construction is completed in 2016. We are in discussions with a third party about their acquiring the Royal Island project and hope to reach an agreement soon. However, we do not expect any significant return to investors from the disposition of Royal Island. The Chase Park Plaza in St. Louis, Missouri I

I

QUARTER ENDED SEPTEMBER 30, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT I, INC.

Progress on Disposition of Central Europe Assets

In the Central Europe portfolio, our joint venture partner has negotiated the sale of one property and is currently marketing another for sale. Our goal is to dispose of the remaining assets over the next 12 months through individual or portfolio sales.



Frisco Square in Frisco, Texas

Update on Liquidation and Final Distribution

Our goal is to liquidate the Company and make a final distribution to shareholders in the next 12 to 18 months. Because our portfolio assets are not yet under contract for sale, we cannot predict the timing of their sale, sales prices, closing costs, future operating costs or liquidation costs. The most recent estimated share valuation (ESV) was $3.58 per share, established in November 2014. That ESV did not take into account property selling costs, liquidation costs of the Company, or the challenging market conditions that have occurred since those assets were valued. Given these factors, we estimate that the final distribution will be less than $3.58 per share.

PORTFOLIO SUMMARY

As of September 30, 2015

Eight portfolio investments consisting of:

Central Europe portfolio – 19 retail and light industrial properties

3 office properties

2 hospitality properties

1 mixed-use property

1 undeveloped resort project



The Chase Park Plaza in St. Louis, Missouri

Occupancy Rates of Operating Properties

As of September 30, 2015

Property	Occupancy Rate
Las Colinas Commons	60%
Northpoint Central	96%
Northborough Tower	99%
Frisco Square[1]	89%
Chase Park Plaza[2]	71%
The Lodge & Spa at Cordillera[2]	58%
Central Europe Portfolio[3]	96%

[1]Combined occupancy for retail, office and restaurant Occupancy for Frisco Square multifamily (excluding Ablon at Frisco Square) was 99% as of September 30, 2015.

[2]Year-to-date average occupancy

[3]Combined occupancy for all 19 properties

2

I

QUARTER ENDED SEPTEMBER 30, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT I, INC.

15601 Dallas Parkway, Suite 600
Addison, TX 75001
866.655.3600
behringerinvestments.com

Conclusion

The Company is committed to working through the disposition of assets and bringing this investment program to an orderly close within the next 12 to 18 months.

Financial Highlights

(in thousands, except per share data)	*3 mos. ended Sept. 30, 2015*	*3 mos. ended Sept. 30, 2014*	*9 mos. ended Sept. 30, 2015*	*9 mos. ended Sept. 30, 2014*
FFO	$ 872	$ (32)	$ 1,384	$ 329
FFO per share	$ 0.02	$ –	$ 0.02	0.01
Distributions declared	$ –	$ –	$ –	$ –
Distributions per share	$ –	$ –	$ –	$ –
(in thousands)	*As of Sept. 30, 2015*	*As of Dec. 31, 2014*		
Total assets	$ 306,295	$ 314,492		
Total liabilities	$ 197,308	$ 180,454		



Frisco Square in Frisco, Texas

Reconciliation of FFO to Net Loss

(in thousands, except per share amounts)	*3 mos. ended Sept. 30, 2015*	*3 mos. ended Sept. 30, 2014*	*9 mos. ended Sept. 30, 2015*	*9 mos. ended Sept. 30, 2014*
Net loss	$ (16,463)	$ (3,442)	$ (23,600)	$ (9,943)
Adjustments for:				
Impairment charge[1]	12,778	–	13,394	–
Real estate depreciation and amortization[2]	4,571	3,600	11,820	10,938
Gain on sale of real estate	(194)	(190)	(230)	(666)
FFO[3]	$ 872	$ (32)	$ 1,384	$ 329
GAAP weighted average shares, basic and diluted	56,500	56,500	56,500	56,500
FFO per share	$ 0.02	$ –	$ 0.02	$ 0.01
Net loss per share	$ (0.29)	$ (0.06)	$ (0.42)	$ (0.18)

[1]Includes impairment of our investments that resulted from a measurable decrease in the fair value of our depreciable real estate.
[2]Includes our consolidated depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments which we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partner's share.
[3]FFO (Funds From Operations) should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor is it either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our second quarter Form 10-Q on file with the SEC.

FORWARD-LOOKING STATEMENTS

This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT I, Inc.'s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995.

Published 12/15 © 2015 Behringer

3458-1 OP1 Q3 Report 2015